EXHIBIT 3.1d

HYBRID TECHNOLOGIES, INC.

CERTIFICATE OF CHANGE

[Pursuant to NRS 78.209]

Pursuant to Nevada Revised Statutes 78.209 the undersigned HYBRID TECHNOLOGIES, INC., a Nevada corporation (the “Corporation”), hereby sets forth:

1. The number of authorized shares of common stock, par value $0.001 per share, was Two Hundred Fifty Million (250,000,000) before the change authorized by the Corporation’s Board of Directors pursuant to NRS 78.207 decreasing the number of outstanding shares of common stock on a one-for-seven reverse split basis (the “change”). The effective date of the change is January 2, 2007, or such later date as is approved by the National Association of Securities Dealers, Inc. for trading purposes.

2. The number of authorized shares of common stock, par value $0.001 per share, following the change is Thirty-Five Million Seven Hundred Fourteen Thousand Two Hundred Eighty-Five (35,714,285). The number of authorized shares of preferred stock, par value $0.001 per share, following the change is Five Million (5,000,000).

3. No shares of the affected class are to be issued after the change in exchange for issued shares of the same class.

4. There are no provisions for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share.

5. No approval of stockholders was required for the change.

IN WITNESS WHEREOF, the Corporation has executed this Certificate of Change by its duly authorized officer as of the date set forth below.

HYBRID TECHNOLOGIES, INC.

By: /s/ Holly Roseberry	Date: December 24, 2007
Title: President